EXHIBIT 99.1

Chemung Financial Corporation Reports Second Quarter 2024 Net Income of $5.0 million, or $1.05 per share

ELMIRA, N.Y., July 18, 2024 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $5.0 million, or $1.05 per share, for the second quarter of 2024, compared to $7.1 million, or $1.48 per share, for the first quarter of 2024, and $6.3 million, or $1.33 per share, for the second quarter of 2023.

“Commercial credit pipelines remain robust, especially in our Capital District and Western New York markets,” said Anders M. Tomson, President and CEO of the Corporation. “Funding costs continue to remain challenging, impacting net interest income expansion commensurate with our loan growth,” Tomson added.

“We continue to remain focused on expense management, especially with the rationalization of our branch footprint. We recently announced that the Bank will be opening its second office in Erie County as well as consolidating its Ithaca Station office with the existing Elmira Road office,” said Tomson.

Second Quarter Highlights:

  The Corporation's efficiency ratio improved by 88 basis points to 69.19% for the second quarter of 2024, compared to the prior quarter, and 123 basis points from the fourth quarter of 2023. 1
  Tangible equity to tangible assets improved by 22 basis points to 6.56% as of June 30, 2024, compared to prior quarter-end, and 11 basis points compared to December 31, 2023. 1
  The Corporation announced the establishment of Canal Bank, a division of Chemung Canal Trust Company, and a new regional banking center in Williamsville, New York.
  Dividends declared during the second quarter 2024 were $0.31 per share.

1 See the GAAP to Non-GAAP reconciliations.

2nd Quarter 2024 vs 1st Quarter 2024

Net Interest Income:

Net interest income for the second quarter of 2024 totaled $17.8 million compared to $18.1 million for the prior quarter, a decrease of $0.3 million, or 1.7%, driven primarily by an increase of $0.6 million in interest expense on deposits and a decrease of $0.3 million in interest income on taxable securities, offset by increases of $0.3 million in interest income on loans, including fees and $0.2 million in interest income on interest-earning deposits, and a decrease of $0.1 million in interest expense on borrowed funds.

Interest expense on deposits increased primarily due to growth in the average balances of customer time deposits and an increase of 11 basis points in the average interest rate paid on total interest-bearing deposits, compared to the prior quarter. Average balances of total interest-bearing deposits increased $14.0 million, which was comprised of an increase of $34.2 million in customer interest-bearing deposits and a decrease of $20.2 million in brokered deposits. Average balances of customer time deposits increased $47.1 million and the average cost of customer time deposits increased 20 basis points compared to the prior quarter, while the average cost of brokered deposits decreased two basis points. Customer time deposits comprised 21.9% of average total deposits for the three months ended June 30, 2024, compared to 20.1% for the three months ended March 31, 2024. The increase in the average balances and average cost of customer time deposits was primarily due to the continuation of CD campaigns in the current quarter. The decrease in interest income on taxable securities was primarily due to lower average balances of mortgage-backed and SBA pooled loan securities and additional amortization expense on SBA pooled loan securities, both due to paydown activity.

Interest income on loans, including fees, increased primarily due to a $32.1 million increase in average commercial loan balances, compared to the prior quarter. Average balances of consumer and residential mortgage loans decreased by $7.3 million and $4.2 million respectively, while average yields of consumer and residential mortgages increased 11 and two basis points respectively, compared to the prior quarter. Demand for commercial originations remained strong, while demand for residential mortgages remained weaker due to market conditions. The Corporation continued to elect to sell a larger portion of its residential mortgage originations into the secondary market. The increase in interest income on interest-earning deposits was due to an increase of $11.5 million in average balances compared to the prior quarter. The decrease in interest expense on borrowed funds was due primarily to a decrease in the average cost of total borrowings of 11 basis points, and a decrease in average balances of borrowed funds of $3.7 million in the current quarter, compared to the prior quarter. The average cost of total borrowings for the current quarter was 5.04%, compared to 5.15% in the prior quarter, primarily due to the Corporation's utilization of the lower cost Bank Term Funding Program (BTFP) for the entirety of the second quarter, partially replacing higher cost FHLBNY borrowings.

Fully taxable equivalent net interest margin was 2.66% in the current quarter, compared to 2.73% in the prior quarter. Contraction in net interest margin in the current quarter was partially attributable to $0.3 million in interest income recognized on the payoff of a nonaccrual commercial loan in the prior quarter, additional amortization expense on SBA pooled loan securities in the current quarter, and an increase of nine basis points in the average cost of interest-bearing liabilities in the current quarter, to 2.94%. Average balances of interest-earning assets increased $18.3 million in the current quarter, compared to the prior quarter, while the average yield on interest-earning assets decreased one basis point, compared to the prior quarter, to 4.69%.

Provision for Credit Losses:

Provision for credit losses increased $2.9 million in the current quarter compared to the prior quarter. Provisioning in the current quarter was primarily attributable to loan growth in the commercial portfolio, declining prepayment assumptions used in the Bank's CECL model, and a $0.2 million specific allocation on a commercial and industrial loan. Also contributing to the increase in the current quarter was the annual review and update of the loss drivers used in the Bank's CECL model during the prior quarter, which resulted in a reduction in the allowance for credit losses and a provision release of $2.0 million in the prior quarter.

Non-Interest Income:

Non-interest income for the second quarter of 2024 was $5.6 million, compared to $5.7 million for the prior quarter, a decrease of $0.1 million, or 1.8%. The decrease was driven primarily by decreases of $0.2 million in other non-interest income and $0.1 million in the change in fair value of equity investments, offset by an increase of $0.2 million in wealth management group fee income.

The decrease in other non-interest income was primarily attributable to the receipt of vendor incentives in the prior quarter. The decrease in the change in fair value of equity investments was primarily attributable to a smaller increase in the market value of assets held for the Corporation's deferred compensation plan during the current quarter, compared to the prior quarter. The increase in wealth management group fee income was primarily due an increase in tax preparation service fee income in the current quarter.

Non-Interest Expense:

Non-interest expense for the second quarter of 2024 was $16.2 million, compared to $16.7 million for the prior quarter, a decrease of $0.5 million, or 3.0%. The decrease was driven primarily by decreases of $0.3 million in data processing and $0.2 million in salaries and wages.

The decrease in data processing was primarily due to a decrease in third party core processor expenses in the current quarter, compared to the prior quarter. The decrease in salaries and wages was primarily attributable to a smaller increase in the market value of assets held for the Corporation's deferred compensation plan and the recognition of expenses in the prior quarter related to the realignment of certain back office functions.

Income Tax Expense:

Income tax expense for the second quarter of 2024 was $1.3 million, compared to $2.0 million for the prior quarter, a decrease of $0.7 million. The effective tax rate for the current quarter decreased to 20.3% from 22.4% in the prior quarter. The decrease in income tax expense was primarily attributable to a decrease in pretax income.

2nd Quarter 2024 vs 2nd Quarter 2023

Net Interest Income:

Net interest income for the second quarter of 2024 totaled $17.8 million compared to $18.6 million for the same period in the prior year, a decrease of $0.8 million, or 4.3%, driven primarily by increases of $4.2 million in interest expense on deposits and $0.2 million in interest expense on borrowed funds, offset by an increase of $3.7 million in interest income on loans, including fees.

Interest expense on deposits increased primarily due to a 85 basis points increase in the average interest rate paid on interest-bearing deposits, which included brokered deposits, and an increase of $152.9 million in the average balance of customer interest-bearing deposits. Both the increase in the average interest rate paid and the average balances of customer interest-bearing deposits were primarily attributable to continued focus on CD campaigns throughout the second half of 2023 and first half of 2024, as well as a general shift in the deposit mix towards higher cost accounts. The average balances of brokered deposits decreased $55.0 million, while the average interest rate paid on brokered deposits increased 23 basis points, compared to the same period in the prior year. Average balances of brokered deposits decreased primarily due to the utilization of the BTFP and FHLBNY term advances in the current quarter, which were not utilized in the same period in the prior year.

The increase in interest expense on borrowed funds was primarily due to a $15.5 million increase in the average balances of borrowed funds, partially offset by a decrease of nine basis points in the average interest rate paid on borrowed funds. Changes in the composition of borrowed funds reflects the Corporation's shift to the lower cost BTFP, as well as FHLBNY term advances, partially replacing FHLBNY overnight advances in the current quarter. The average balances of FHLBNY overnight advances decreased $43.1 million, while the average interest rate paid on FHLBNY overnight advances increased 29 basis points, compared to the same period in the prior year.

Interest income on loans, including fees, increased primarily due to a $151.0 million increase in average commercial loan balances and an increase of 33 basis points in the average yield on commercial loans, compared to the same period in the prior year. Commercial loan growth was primarily concentrated in the Albany region of New York, with additional growth in Western New York. Average consumer loan balances decreased $9.9 million, primarily due to lower indirect auto loan origination activity in the first half of 2024, compared to the prior year, while the average yield on consumer loans increased 78 basis points, primarily due to runoff of older vintage indirect auto loans and interest rate increases on variable rate home equity loans. Average balances of residential mortgage loans decreased $11.4 million compared to the same period in the prior year, due to lower origination activity and an increase in sales of new originations into the secondary market, while the average yield on residential mortgage loans increased 23 basis points compared to the same period in the prior year.

Fully taxable equivalent net interest margin was 2.66% for the second quarter 2024, compared to 2.87% for the same period in the prior year. The Corporation exhibited a greater level of liability sensitivity in the second half of 2023 and first half of 2024, compared to the greater asset sensitivity experienced at the beginning of the current rising interest rate environment. The average cost of interest-bearing liabilities increased 83 basis points to 2.94%, for the second quarter of 2024, and average balances of interest-bearing liabilities increased $113.3 million, while the average yield on interest-earning assets increased 40 basis points to 4.69% and average balances of interest-earning assets increased $89.5 million. Growth in average balances of interest-bearing liabilities exceeded growth in average balances of interest-earning assets by $23.8 million between the second quarters of 2023 and 2024 due to a shift in the overall deposit mix to higher cost account types, particularly to time deposits.

Provision for Credit Losses:

Provision for credit losses increased $0.6 million in the second quarter of 2024, compared to the same period in the prior year. The increase was primarily attributable to more favorable changes to FOMC forecasts between the first and second quarters of 2023, compared to the changes between the first and second quarters of 2024, a decline in modeled prepayment speeds in the current period, and a $0.2 million specific allocation on a commercial and industrial loan in the current period. Net charge offs increased $0.2 million in the current period, compared to the same period in the prior year.

Non-Interest Income:

Non-interest income for the second quarter of 2024 was $5.6 million compared to $5.4 million for the same period in the prior year, an increase of $0.2 million, or 3.7%. The increase was primarily driven by increases of $0.3 million in wealth management group fee income and $0.1 million in the change in fair value of equity investments, partially offset by a decrease of $0.2 million in other non-interest income. The increase in wealth management group fee income was primarily attributable to an increase of 9.8% in assets under management, compared to the same period in the prior year. The increase in the change in fair value of equity investments was primarily due to a decline in the market value of a particular asset held by the Corporation during the same period in the prior year. The decrease in other non-interest income was primarily due to a decrease in swap fee income during the current period, compared to the same period in the prior year, and a decrease in other small items of non-interest income.

Non-Interest Expense:

Non-interest expense for the second quarter of 2024 was $16.2 million compared to $15.9 million for the same period in the prior year, an increase of $0.3 million, or 1.9%. The increase was primarily driven by increases of $0.3 million in pension and other employee benefits, $0.2 million in marketing and advertising, $0.2 million in other non-interest expense, and $0.1 million in salaries and wages, partially offset by decreases of $0.2 million in data processing and $0.1 million in loan expenses.

The increase in pension and other employee benefits for the current quarter was primarily attributable to an increase in employee healthcare expenses, compared to the same period in the prior year. Marketing and advertising increased during the current quarter compared to the same period in the prior year primarily due to a deposit account promotion relating to the Bank's 190th anniversary, increased advertising activity in the current year period, and consulting engagements. Other non-interest expense increased primarily due to an increase in expenses related to community relations and other miscellaneous expense. Salaries and wages increased primarily due to base salary increases and an increase in the market value of assets held for the Corporation's deferred compensation plan. The decrease in data processing for the current period compared to the same period in the prior year was primarily due to a decrease in core processing expenses. The decrease in loan expenses was partially attributable to lower collection-related fees and overall lower origination activity.

Income Tax Expense:

Income tax expense for the second quarter of 2024 was $1.3 million compared to $1.6 million for the second quarter of 2023, a decrease of $0.3 million. The effective tax rate for the current quarter was 20.3%, compared to 20.4% for the same period in the prior year. The decrease in income tax expense was primarily attributable to a decrease in pretax income.

Asset Quality

Non-performing loans totaled $8.2 million as of June 30, 2024, or 0.41% of total loans, compared to $10.4 million, or 0.53% of total loans as of December 31, 2023. The decrease in non-performing loans was primarily attributable to the payoff of a nonaccrual commercial real estate loan totaling $1.9 million, as well as $0.6 million in paydown activity on other nonaccrual commercial loans, $1.2 million in paydown activity on nonaccrual consumer and residential mortgage loans, and $0.5 million in net consumer loan charge offs, partially offset by $2.4 million in newly designated nonaccrual loans. Non-performing assets, which are comprised of non-performing loans, other real estate owned, and repossessed vehicles, were $8.9 million, or 0.32% of total assets, as of June 30, 2024, compared to $10.7 million, or 0.40% of total assets, as of December 31, 2023. Other real estate owned was $0.5 million and repossessed vehicles was $0.1 million as of June 30, 2024. The decrease in non-performing assets can be attributed to the decrease in non-performing loans.

Total loan delinquencies as of June 30, 2024 declined compared to December 31, 2023, primarily attributable to declines in commercial and consumer loan delinquency rates during the period, partially offset by an increase in residential mortgage delinquency rates. Management continues to monitor the impact that elevated interest rates may have on its borrowers. Annualized net charge-offs to total average loans for the second quarter of 2024 were 0.06%, compared to 0.04% for the first quarter of 2024, and 0.05% for the year ended December 31, 2023. Annualized consumer net charge-offs for the six months ended June 30, 2024 were 0.38% of average consumer loan balances and 0.46% of average consumer loan balances for the second quarter of 2024, primarily concentrated in indirect auto loans, while commercial loans and residential mortgage loans each had net recovery rates for the six months ended June 30, 2024 and the second quarter of 2024.

The allowance for credit losses was $21.0 million as of June 30, 2024 and $22.5 million as of December 31, 2023. The allowance for credit losses on unfunded commitments, a component of other liabilities, was $0.8 million as of June 30, 2024 and $0.9 million as of December 31, 2023. The decrease in the allowance for credit losses was primarily attributable to the annual review and update to the loss drivers which the Bank's CECL model is based upon. Recalibration of the loss drivers resulted in a decline in the baseline loss rates which the model utilizes. FOMC projections for the economic variables used in the model were relatively unchanged between December 31, 2023 and June 30, 2024. Declines in prepayment speeds between December 31, 2023 and June 30, 2024 increased modeled reserve requirements, particularly for residential mortgage loans, as did an increase in loan balances between December 31, 2023 and June 30, 2024.

The allowance for credit losses was 256.63% of non-performing loans as of June 30, 2024 and 216.28% as of December 31, 2023. The allowance for credit losses to total loans was 1.05% as of June 30, 2024 and 1.14% as of December 31, 2023. Provision for credit losses as a percentage of period-end loan balances was 0.04% for the second quarter of 2024.

Balance Sheet Activity

Total assets were $2.756 billion as of June 30, 2024 compared to $2.711 billion as of December 31, 2023, an increase of $45.3 million, or 1.7%. The increase can mostly be attributed to increases of $38.8 million in loans, net of deferred origination fees and costs, $33.4 million in cash and cash equivalents, $4.0 million in accrued interest receivable and other assets, and a decrease of $1.5 million in the allowance for credit losses, offset by a decrease of $33.2 million in total investment securities.

The increase in loans, net of deferred origination fees and costs, was concentrated in the commercial loan portfolio, which increased by $57.9 million, or 4.2%, compared to prior year-end. Commercial loan growth during the current period was concentrated in the Albany region of New York. Consumer loans decreased by $12.8 million, or 4.2%, primarily driven by weaker origination activity in indirect auto loans during the current six month period, compared to the prior two years, and the relatively fast turnover rate of the portfolio. Residential mortgages decreased by $6.4 million, or 2.3%, as the Corporation continued to sell a greater proportion of originations into the secondary market and market conditions kept demand for originations subdued.

The increase in cash and cash equivalents was primarily due to $50.0 million in advances from the Federal Reserve BTFP and $26.8 million in paydowns and maturities of securities, primarily offset by an increase of $38.8 million in loans, net of deferred origination fees and costs and a decrease of $13.5 million in total deposits, compared to prior year-end. The increase in accrued interest receivable and other assets was primarily due to increases in interest rate swap assets of $1.5 million, due to an increase in the market value of swaps, and $1.5 million in deferred tax assets.

Total investment securities decreased primarily due to a decrease of $33.1 million in securities available for sale, compared to prior year-end. Net paydowns and maturities on securities available for sale for the current period totaled $26.7 million, primarily attributable to paydowns on mortgage-backed securities and SBA pooled-loan securities. The market value of securities available for sale declined by $5.3 million, due to unfavorable changes in interest rates during the first half of the year.

Total liabilities were $2.555 billion as of June 30, 2024 compared to $2.515 billion as of December 31, 2023, an increase of $39.3 million, or 1.6%. The increase in total liabilities can primarily be attributed to increases of $48.9 million in advances and other debt and $3.8 million in accrued interest payable and other liabilities, partially offset by a decrease of $13.5 million in deposits.

Total deposits decreased by $13.5 million or 0.6%, compared to prior year-end, primarily due to decreases of $34.0 million, or 5.2% in non-interest bearing demand deposits and $10.6 million, or 1.7% in money market deposits. Total time deposits decreased $5.6 million, or 0.9%, driven by a decrease of $73.3 million in brokered deposits and offset by an increase of $67.7 million in customer time deposits. Additionally, savings deposits decreased by $0.6 million. These decreases were partially offset by an increase of $37.2 million in interest bearing demand deposits, or 12.8%. Non- interest bearing deposits comprised 25.6% and 26.9% of total deposits as of June 30, 2024 and December 31, 2023 respectively.

The increase in advances and other debt can primarily be attributed to a $50.0 million advance from the Federal Reserve, as the Corporation took advantage of lower interest rates offered by the BTFP, and a $30.0 million FHLBNY short term advance, offset by a decrease of $31.9 million in FHLBNY overnight advances. The increase in accrued interest payable and other liabilities was primarily due to increases in interest payable on borrowed funds of $1.2 million and interest payable on deposits of $0.9 million, as well as an increase in interest rate swap liabilities of $0.8 million, primarily due to an increase in the market value of swaps.

Total shareholders’ equity was $201.2 million as of June 30, 2024, compared to $195.2 million as of December 31, 2023, an increase of $6.0 million, or 3.1%, primarily driven by an increase of $9.1 million in retained earnings, offset by an increase of $3.9 million in accumulated other comprehensive loss. The increase in retained earnings was due primarily to net income of $12.0 million, offset by dividends declared of $2.9 million, and the increase in accumulated other comprehensive loss was primarily attributable to the unfavorable impact of interest rates on available for sale securities during the first half of 2024.

The total equity to total assets ratio was 7.30% as of June 30, 2024, compared to 7.20% as of December 31, 2023, and the tangible equity to tangible assets ratio was 6.56% as of June 30, 2024, compared to 6.45% as of December 31, 20231. Book value per share increased to $42.17 as of June 30, 2024 from $41.07 as of December 31, 2023. As of June 30, 2024, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

1 See the GAAP to Non-GAAP reconciliations

Liquidity

The Corporation uses a variety of resources to manage its liquidity, and management believes it has the necessary liquidity to allow for flexibility in meeting its various business needs. These include short-term investments, cash flow from lending and investing activities, core-deposit growth and non-core funding sources, such as time deposits of $250,000 or greater, brokered deposits, FHLBNY advances, and FRB Bank Term Funding Program (BTFP) advances. No new borrowings could be made under the BTFP after March 11, 2024. As of June 30, 2024, the Corporation's cash and cash equivalents balance was $70.2 million. The Corporation also maintains an investment portfolio of securities available for sale, comprised primarily of US Government treasury securities, SBA loan pools, mortgage-backed securities, and municipal bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if the need should arise. As of June 30, 2024, the Corporation's investment in securities available for sale was $550.9 million, $206.4 million of which was not pledged as collateral. Additionally, as of June 30, 2024, the Bank's total advance line capacity at the Federal Home Loan Bank of New York was $221.4 million. The Bank utilized $30.0 million of this capacity and had $191.4 million in additional available capacity as of June 30, 2024. Borrowings may be used on a short-term basis for liquidity purposes or on a long-term basis to fund asset growth. In January 2024, the Corporation utilized the BTFP with an advance of $50.0 million, maturing in January 2025, however BTFP advances may be prepaid at any time without prepayment penalty.

As of June 30, 2024, uninsured deposits totaled $635.2 million, or 26.3% of total deposits, including $188.8 million of municipal deposits that were collateralized by pledged assets. As of December 31, 2023, uninsured deposits totaled $655.7 million, or 27.0% of total deposits, including $153.2 million of municipal deposits that were collateralized by pledged assets. Due to their fluidity, the Corporation closely monitors uninsured deposit levels when considering liquidity management strategies.

The Corporation considers brokered deposits to be an element of its deposit strategy, and anticipates it may continue utilizing brokered deposits as a secondary source of funding in support of growth. As of June 30, 2024, the Corporation had entered into brokered deposit arrangements with multiple brokers. As of June 30, 2024, brokered deposits carried terms between 3 and 48 months, with staggered maturities, totaling $69.5 million. Excluding brokered deposits, total deposits increased $59.8 million compared to December 31, 2023.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $2.377 billion as of June 30, 2024, including $412.1 million of assets under management or administration for the Corporation, compared to $2.242 billion as of December 31, 2023, including $381.3 million of assets under management or administration for the Corporation, an increase of $134.9 million, or 6.0%, due primarily to relatively strong equity markets during 2024.

As previously announced on January 8, 2021, the Corporation's Board of Directors approved a stock repurchase program. Under the repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. As of June 30, 2024, a total of 49,184 shares of common stock at a total cost of $2.0 million were repurchased by the Corporation under its share repurchase program. No shares were repurchased in the second quarter of 2024. The weighted average cost was $40.42 per share repurchased. Remaining buyback authority under the share repurchase program was 200,816 shares as of June 30, 2024.

About Chemung Financial Corporation

Chemung Financial Corporation is a $2.8 billion financial services holding company headquartered in Elmira, New York and operates 31 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services, and insurance.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, inflation, cyber security risks, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, and changes in general business and economic trends.

Information concerning these and other factors, including Risk Factors, can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2023 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http:// www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(in thousands)	2024	2024	2023	2023	2023
ASSETS
Cash and due from financial institutions	$23,184	$22,984	$22,247	$52,563	$25,499
Interest-earning deposits in other financial institutions	47,033	71,878	14,600	23,017	28,727
Total cash and cash equivalents	70,217	94,862	36,847	75,580	54,226

Equity investments	3,090	3,093	3,046	2,811	2,841

Securities available for sale	550,927	566,028	583,993	569,004	604,313
Securities held to maturity	657	785	785	1,804	1,804
FHLB and FRB stock, at cost	5,506	4,071	5,498	4,053	6,328
Total investment securities	557,090	570,884	590,276	574,861	612,445

Commercial	1,445,258	1,425,437	1,387,321	1,341,017	1,302,333
Mortgage	271,620	277,246	277,992	281,361	285,084
Consumer	294,594	300,927	307,351	308,310	306,489
Loans, net of deferred loan fees	2,011,472	2,003,610	1,972,664	1,930,688	1,893,906
Allowance for credit losses	(21,031)	(20,471)	(22,517)	(20,252)	(20,172)
Loans, net	1,990,441	1,983,139	1,950,147	1,910,436	1,873,734

Loans held for sale	381	96	—	—	785
Premises and equipment, net	14,731	14,183	14,571	15,036	15,496
Operating lease right-of-use assets	5,827	6,018	5,648	5,850	6,050
Goodwill	21,824	21,824	21,824	21,824	21,824
Accrued interest receivable and other assets	92,212	90,791	88,170	101,436	87,272
Total assets	$2,755,813	$2,784,890	$2,710,529	$2,707,834	$2,674,673
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$619,192	$656,330	$653,166	$683,348	$671,643
Interest-bearing demand deposits	328,370	315,154	291,138	310,885	273,380
Money market accounts	613,131	631,350	623,714	626,256	629,985
Savings deposits	248,528	248,578	249,144	261,822	269,700
Time deposits	606,700	629,360	612,265	591,188	545,486
Total deposits	2,415,921	2,480,772	2,429,427	2,473,499	2,390,194

Advances and other debt	83,835	52,979	34,970	3,120	53,949
Operating lease liabilities	6,009	6,197	5,827	6,028	6,228
Accrued interest payable and other liabilities	48,826	47,814	45,064	55,123	46,876
Total liabilities	2,554,591	2,587,762	2,515,288	2,537,770	2,497,247
Shareholders' equity
Common stock	53	53	53	53	53
Additional paid-in capital	48,102	47,794	47,773	47,974	47,740
Retained earnings	239,021	235,506	229,930	227,596	221,412
Treasury stock, at cost	(16,043)	(16,147)	(16,502)	(16,880)	(17,033)
Accumulated other comprehensive loss	(69,911)	(70,078)	(66,013)	(88,679)	(74,746)
Total shareholders' equity	201,222	197,128	195,241	170,064	177,426
Total liabilities and shareholders' equity	$2,755,813	$2,784,890	$2,710,529	$2,707,834	$2,674,673
Period-end shares outstanding	4,772	4,768	4,754	4,738	4,732

Chemung Financial Corporation Consolidated Statements of Income (Unaudited)
	Three Months Ended June 30,		Percent	Six Months Ended June 30,		Percent
(in thousands, except per share data)	2024	2023	Change	2024	2023	Change
Interest and dividend income: Loans, including fees	$27,514	$23,791	15.6	$54,712	$46,080	18.7
Taxable securities	3,251	3,630	(10.4)	6,808	7,213	(5.6)
Tax exempt securities	254	259	(1.9)	512	520	(1.5)
Interest-earning deposits	367	116	216.4	573	213	169.0
Total interest and dividend income	31,386	27,796	12.9	62,605	54,026	15.9

Interest expense: Deposits	12,711	8,469	50.1	24,856	13,856	79.4
Borrowed funds	914	732	24.9	1,899	1,628	16.6
Total interest expense	13,625	9,201	48.1	26,755	15,484	72.8
Net interest income	17,761	18,595	(4.5)	35,850	38,542	(7.0)
Provision (credit) for credit losses	879	236	272.5	(1,161)	513	(326.3)
Net interest income after provision for credit losses	16,882	18,359	(8.0)	37,011	38,029	(2.7)

Non-interest income: Wealth management group fee income	2,860	2,603	9.9	5,563	5,183	7.3
Service charges on deposit accounts	964	959	0.5	1,913	1,900	0.7
Interchange revenue from debit card transactions	1,141	1,194	(4.4)	2,204	2,327	(5.3)
Change in fair value of equity investments	14	(103)	113.6	115	(31)	471.0
Net gains on sales of loans held for sale	39	18	116.7	71	23	208.7
Net gains (losses) on sales of other real estate owned	(3)	14	(121.4)	(3)	14	(121.4)
Income from bank owned life insurance	10	11	(9.1)	19	21	(9.5)
Other	573	751	(23.7)	1,373	1,433	(4.2)
Total non-interest income	5,598	5,447	2.8	11,255	10,870	3.5

Non-interest expense: Salaries and wages	6,823	6,704	1.8	13,839	13,487	2.6
Pension and other employee benefits	2,078	1,808	14.9	4,160	3,488	19.3
Other components of net periodic pension and postretirement benefits	(232)	(174)	(33.3)	(464)	(348)	(33.3)
Net occupancy	1,445	1,440	0.3	2,938	2,905	1.1
Furniture and equipment	397	461	(13.9)	795	879	(9.6)
Data processing	2,297	2,473	(7.1)	4,870	4,854	0.3
Professional services	558	602	(7.3)	1,117	1,042	7.2
Marketing and advertising	388	170	128.2	733	502	46.0
Other real estate owned expense	12	1	N/M	61	39	56.4
FDIC insurance	516	586	(11.9)	1,093	1,083	0.9
Loan expense	200	308	(35.1)	455	540	(15.7)
Other	1,737	1,534	13.2	3,320	3,278	1.3
Total non-interest expense	16,219	15,913	1.9	32,917	31,749	3.7

Income before income tax expense	6,261	7,893	(20.7)	15,349	17,150	(10.5)
Income tax expense	1,274	1,613	(21.0)	3,312	3,600	(8.0)
Net income	$4,987	$6,280	(20.6)	$12,037	$13,550	(11.2)

Basic and diluted earnings per share	$1.05	$1.33		$2.53	$2.87
Cash dividends declared per share	$0.31	$0.31		$0.62	$0.62
Average basic and diluted shares outstanding	4,770	4,729		4,767	4,725
N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended					As of or for the Six Months Ended
Consolidated Financial Highlights (Unaudited)	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except per share data)	2024	2024	2023	2023	2023	2024	2023
RESULTS OF OPERATIONS Interest income	$31,386	$31,219	$30,033	$29,015	$27,796	$62,605	$54,026
Interest expense	13,625	13,130	12,135	10,998	9,201	26,755	15,484
Net interest income	17,761	18,089	17,898	18,017	18,595	35,850	38,542
Provision (credit) for credit losses	879	(2,040)	2,300	449	236	(1,161)	513
Net interest income after provision for credit losses	16,882	20,129	15,598	17,568	18,359	37,011	38,029
Non-interest income	5,598	5,657	5,871	7,808	5,447	11,255	10,870
Non-interest expense	16,219	16,698	16,826	15,668	15,913	32,917	31,749
Income before income tax expense	6,261	9,088	4,643	9,708	7,893	15,349	17,150
Income tax expense	1,274	2,038	841	2,060	1,613	3,312	3,600
Net income	$4,987	$7,050	$3,802	$7,648	$6,280	$12,037	$13,550

Basic and diluted earnings per share	$1.05	$1.48	$0.80	$1.61	$1.33	$2.53	$2.87
Average basic and diluted shares outstanding	4,770	4,764	4,743	4,736	4,729	4,767	4,725
PERFORMANCE RATIOS
Return on average assets	0.73%	1.04%	0.56%	1.14%	0.95%	0.89%	1.03%
Return on average equity	10.27%	14.48%	8.63%	16.89%	13.97%	12.37%	15.43%
Return on average tangible equity (a)	11.56%	16.29%	9.86%	19.22%	15.89%	13.93%	17.60%
Efficiency ratio (unadjusted) (e)	69.43%	70.32%	70.79%	60.67%	66.19%	69.88%	64.25%
Efficiency ratio (adjusted) (a)	69.19%	70.07%	70.42%	66.55%	65.94%	69.64%	64.01%
Non-interest expense to average assets	2.38%	2.47%	2.48%	2.33%	2.41%	2.42%	2.42%
Loans to deposits	83.26%	80.77%	81.20%	78.05%	79.24%	83.26%	79.24%
YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	5.52%	5.51%	5.31%	5.21%	5.09%	5.51%	4.99%
Yield on investments	2.27%	2.35%	2.24%	2.22%	2.22%	2.31%	2.20%
Yield on interest-earning assets	4.69%	4.70%	4.50%	4.40%	4.29%	4.69%	4.20%
Cost of interest-bearing deposits	2.86%	2.75%	2.59%	2.44%	2.01%	2.80%	1.68%
Cost of borrowings	5.04%	5.15%	5.52%	5.25%	5.13%	5.10%	5.01%
Cost of interest-bearing liabilities	2.94%	2.85%	2.68%	2.47%	2.11%	2.90%	1.81%
Interest rate spread	1.75%	1.85%	1.82%	1.93%	2.18%	1.79%	2.39%
Net interest margin, fully taxable equivalent	2.66%	2.73%	2.69%	2.73%	2.87%	2.69%	3.00%
CAPITAL
Total equity to total assets at end of period	7.30%	7.08%	7.20%	6.28%	6.63%	7.30%	6.63%
Tangible equity to tangible assets at end of period (a)	6.56%	6.34%	6.45%	5.52%	5.87%	6.56%	5.87%
Book value per share	$42.17	$41.34	$41.07	$35.90	$37.49	$42.17	$37.49
Tangible book value per share (a)	37.59	36.77	36.48	31.29	32.88	37.59	32.88
Period-end market value per share	48.00	42.48	49.80	39.61	38.41	48.00	38.41
Dividends declared per share	0.31	0.31	0.31	0.31	0.31	0.62	0.62
AVERAGE BALANCES
Loans and loans held for sale (b)	$2,009,823	$1,989,185	$1,956,022	$1,909,100	$1,880,224	$1,999,504	$1,864,853
Interest-earning assets	2,699,402	2,681,059	2,654,638	2,627,012	2,609,893	2,690,230	2,601,349
Total assets	2,740,967	2,724,391	2,688,536	2,664,570	2,649,399	2,732,679	2,643,964
Deposits	2,419,169	2,402,215	2,397,663	2,410,931	2,363,847	2,410,692	2,350,734
Total equity	195,375	195,860	174,868	179,700	180,357	195,618	177,089
Tangible equity (a)	173,551	174,036	153,044	157,876	158,553	173,794	155,265
ASSET QUALITY
Net charge-offs (recoveries)	$306	$182	$171	$356	$146	$488	$415
Non-performing loans (c)	8,195	7,835	10,411	6,826	7,304	8,195	7,304
Non-performing assets (d)	8,872	8,394	10,738	7,055	7,471	8,872	7,471
Allowance for credit losses	21,031	20,471	22,517	20,252	20,172	21,031	20,172
Annualized net charge-offs (recoveries) to average loans	0.06%	0.04%	0.03%	0.07%	0.03%	0.05%	0.04%
Non-performing loans to total loans	0.41%	0.39%	0.53%	0.35%	0.39%	0.41%	0.39%
Non-performing assets to total assets	0.32%	0.30%	0.40%	0.26%	0.28%	0.32%	0.28%
Allowance for credit losses to total loans	1.05%	1.02%	1.14%	1.05%	1.07%	1.05%	1.07%
Allowance for credit losses to non-performing loans	256.63%	261.28%	216.28%	296.69%	276.17%	256.63%	276.17%

(a) See the GAAP to Non-GAAP reconciliations.

(b) Loans and loans held for sale do not reflect the allowance for credit losses.

(c) Non-performing loans include non-accrual loans only.

(d) Non-performing assets include non-performing loans plus other real estate owned.

(e) Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation

Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended June 30, 2024			Three Months Ended June 30, 2023			Three Months Ended June 30, 2024 vs. 2023
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest-earning assets:
Commercial loans	$1,439,085	$21,005	5.87%	$1,288,113	$17,791	5.54%	$3,214	$2,131	$1,083
Mortgage loans	273,482	2,569	3.76%	284,916	2,509	3.53%	60	(102)	162
Consumer loans	297,256	3,996	5.41%	307,195	3,545	4.63%	451	(120)	571
Taxable securities	620,201	3,254	2.11%	680,020	3,633	2.14%	(379)	(327)	(52)
Tax-exempt securities	39,567	276	2.81%	40,541	294	2.91%	(18)	(7)	(11)
Interest-earning deposits	29,811	367	4.95%	9,108	116	5.11%	251	255	(4)
Total interest-earning assets	2,699,402	31,467	4.69%	2,609,893	27,888	4.29%	3,579	1,830	1,749
Non-interest earnings assets:
Cash and due from banks	25,054			25,168
Other assets	37,120			34,478
Allowance for credit losses (3)	(20,609)			(20,140)
Total assets	$2,740,967			$2,649,399
Interest-bearing liabilities:
Interest-bearing checking	$305,620	$1,391	1.83%	$286,573	$723	1.01%	$668	$51	$617
Savings and money market	854,456	4,317	2.03%	902,741	3,050	1.36%	1,267	(171)	1,438
Time deposits	529,063	5,643	4.29%	346,953	2,679	3.10%	2,964	1,712	1,252
Brokered deposits	101,182	1,360	5.41%	156,196	2,017	5.18%	(657)	(743)	86
FHLBNY overnight advances	10,824	151	5.52%	53,965	703	5.23%	(552)	(589)	37
FRB advances and other debt	61,809	763	4.96%	3,213	29	3.62%	734	719	15
Total interest-bearing liabilities	1,862,954	13,625	2.94%	1,749,641	9,201	2.11%	4,424	979	3,445
Non-interest-bearing liabilities:
Demand deposits	628,848			671,384
Other liabilities	53,790			48,017
Total liabilities	2,545,592			2,469,042
Shareholders' equity	195,375			180,357
Total liabilities and shareholders' equity	$2,740,967			$2,649,399
Fully taxable equivalent net interest income		17,842			18,687		$(845)	$851	$(1,696)
Net interest rate spread (1)			1.75%			2.18%
Net interest margin, fully taxable equivalent (2)			2.66%			2.87%
Taxable equivalent adjustment		(81)			(92)
Net interest income		$17,761			$18,595

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.

(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

(3) The Corporation implemented CECL as of January 1, 2023.

Chemung Financial Corporation

Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Six Months Ended June 30, 2024			Six Months Ended June 30, 2023			Six Months Ended June 30, 2024 vs. 2023
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate
Interest earning assets:
Commercial loans	$1,423,018	$41,647	5.89%	$1,274,658	$34,376	5.44%	$7,271	$4,250	$3,021
Mortgage loans	275,571	5,166	3.75%	285,251	4,981	3.52%	185	(160)	345
Consumer loans	300,915	8,012	5.35%	304,944	6,830	4.52%	1,182	(90)	1,272
Taxable securities	626,747	6,814	2.19%	687,508	7,218	2.12%	(404)	(644)	240
Tax-exempt securities	39,916	558	2.81%	40,654	599	2.97%	(41)	(10)	(31)
Interest-earning deposits	24,063	573	4.79%	8,334	213	5.15%	360	376	(16)
Total interest earning assets	2,690,230	62,770	4.69%	2,601,349	54,217	4.20%	8,553	3,722	4,831
Non-interest earnings assets:
Cash and due from banks	25,154			25,126
Other assets	38,893			37,608
Allowance for credit losses (3)	(21,598)			(20,119)
Total assets	$2,732,679			$2,643,964
Interest-bearing liabilities:
Interest-bearing checking	$306,758	$2,725	1.79%	$288,819	$996	0.70%	$1,729	$66	$1,663
Savings and money market	859,785	8,583	2.01%	904,832	4,699	1.05%	3,884	(247)	4,131
Time deposits	505,512	10,547	4.20%	334,662	4,771	2.87%	5,776	3,028	2,748
Brokered deposits	111,295	3,001	5.42%	134,991	3,390	5.06%	(389)	(622)	233
FHLBNY overnight advances	22,849	639	5.53%	62,286	1,570	5.08%	(931)	(1,062)	131
FRB advances and other debt	51,638	1,260	4.91%	3,247	58	3.60%	1,202	1,173	29
Total interest-bearing liabilities	1,857,837	26,755	2.90%	1,728,837	15,484	1.81%	11,271	2,337	8,934
Non-interest-bearing liabilities:
Demand deposits	627,342			687,430
Other liabilities	51,882			50,608
Total liabilities	2,537,061			2,466,875
Shareholders' equity	195,618			177,089
Total liabilities and shareholders' equity	$2,732,679			$2,643,964
Fully taxable equivalent net interest income		36,015			38,733		$(2,718)	$1,385	$(4,103)
Net interest rate spread (1)			1.79%			2.39%
Net interest margin, fully taxable equivalent (2)			2.69%			3.00%
Taxable equivalent adjustment		(165)			(191)
Net interest income		$35,850			$38,542

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.

(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

(3) The Corporation implemented CECL as of January 1, 2023.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of other companies. Non- GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non- GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non- GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax- exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

	As of or for the Three Months Ended					As of or for the Six Months Ended
(in thousands, except ratio data)	June 30, 2024	March 31, 2024	Dec. 31, 2023	Sept. 30, 2023	June 30, 2023	June 30, 2024	June 30, 2023
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT Net interest income (GAAP)	$17,761	$18,089	$17,898	$18,017	$18,595	$35,850	$38,542
Fully taxable equivalent adjustment	81	84	87	87	92	165	191
Fully taxable equivalent net interest income (non-GAAP)	$17,842	$18,173	$17,985	$18,104	$18,687	$36,015	$38,733
Average interest-earning assets (GAAP)	$2,699,402	$2,681,059	$2,654,638	$2,627,012	$2,609,893	$2,690,230	$2,601,349
Net interest margin - fully taxable equivalent (non-GAAP)	2.66%	2.73%	2.69%	2.73%	2.87%	2.69%	3.00%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non- interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

	As of or for the Three Months Ended					As of or for the Six Months Ended
(in thousands, except ratio data)	June 30, 2024	March 31, 2024	Dec. 31, 2023	Sept. 30, 2023	June 30, 2023	June 30, 2024	June 30, 2023
EFFICIENCY RATIO Net interest income (GAAP)	$17,761	$18,089	$17,898	$18,017	$18,595	$35,850	$38,542
Fully taxable equivalent adjustment	81	84	87	87	92	165	191
Fully taxable equivalent net interest income (non-GAAP)	$17,842	$18,173	$17,985	$18,104	$18,687	$36,015	$38,733

Non-interest income (GAAP)	$5,598	$5,657	$5,871	$7,808	$5,447	$11,255	$10,870
Less: net (gains) losses on security transactions	—	—	39	—	—	—	—
Less: recognition of employee retention tax credit	—	—	—	(2,370)	—	—	—
Adjusted non-interest income (non-GAAP)	$5,598	$5,657	$5,910	$5,438	$5,447	$11,255	$10,870
Non-interest expense (GAAP)	$16,219	$16,698	$16,826	$15,668	$15,913	$32,917	$31,749

Efficiency ratio (unadjusted)	69.43%	70.32%	70.79%	60.67%	66.19%	69.88%	64.25%
Efficiency ratio (adjusted)	69.19%	70.07%	70.42%	66.55%	65.94%	69.64%	64.01%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended					As of or for the Six Months Ended
(in thousands, except per share and ratio data)	June 30, 2024	March 31, 2024	Dec. 31, 2023	Sept. 30, 2023	June 30, 2023	June 30, 2024	June 30, 2023
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$201,222	$197,128	$195,241	$170,064	$177,426	$201,222	$177,426
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible equity (non-GAAP)	$179,398	$175,304	$173,417	$148,240	$155,602	$179,398	$155,602
Total assets (GAAP)	$2,755,813	$2,784,890	$2,710,529	$2,707,834	$2,674,673	$2,755,813	$2,674,673
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible assets (non-GAAP)	$2,733,989	$2,763,066	$2,688,705	$2,686,010	$2,652,849	$2,733,989	$2,652,849
Total equity to total assets at end of period (GAAP)	7.30%	7.08%	7.20%	6.28%	6.63%	7.30%	6.63%
Book value per share (GAAP)	$42.17	$41.34	$41.07	$35.90	$37.49	$42.17	$37.49
Tangible equity to tangible assets at end of period (non- GAAP)	6.56%	6.34%	6.45%	5.52%	5.87%	6.56%	5.87%
Tangible book value per share (non-GAAP)	$37.59	$36.77	$36.48	$31.29	$32.88	$37.59	$32.88

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended					As of or for the Six Months Ended
(in thousands, except ratio data)	June 30, 2024	March 31, 2024	Dec. 31, 2023	Sept. 30, 2023	June 30, 2023	June 30, 2024	June 30, 2023
TANGIBLE EQUITY (AVERAGE) Total average shareholders' equity (GAAP)	$195,375	$195,860	$174,868	$179,700	$180,357	$195,618	$177,089
Less: average intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Average tangible equity (non-GAAP)	$173,551	$174,036	$153,044	$157,876	$158,533	$173,794	$155,265
Return on average equity (GAAP)	10.27%	14.48%	8.63%	16.89%	13.97%	12.37%	15.43%
Return on average tangible equity (non-GAAP)	11.56%	16.29%	9.86%	19.22%	15.89%	13.93%	17.60%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

	As of or for the Three Months Ended					As of or for the Six Months Ended
(in thousands, except per share and ratio data)	June 30, 2024	March 31, 2024	Dec. 31, 2023	Sept. 30, 2023	June 30, 2023	June 30, 2024	June 30, 2023
NON-GAAP NET INCOME Reported net income (GAAP)	$4,987	$7,050	$3,802	$7,648	$6,280	$12,037	$13,550
Net (gains) losses on security transactions (net of tax)	—	—	29	—	—	—	—
Recognition of employee retention tax credit (net of tax)	—	—	—	(1,873)	—	—	—
Net income (non-GAAP)	$4,987	$7,050	$3,831	$5,775	$6,280	$12,037	$13,550
Average basic and diluted shares outstanding	4,770	4,764	4,743	4,736	4,729	4,767	4,725

Reported basic and diluted earnings per share (GAAP)	$1.05	$1.48	$0.80	$1.61	$1.33	$2.53	$2.87
Reported return on average assets (GAAP)	0.73%	1.04%	0.56%	1.14%	0.95%	0.89%	1.03%
Reported return on average equity (GAAP)	10.27%	14.48%	8.63%	16.89%	13.97%	12.37%	15.43%

Basic and diluted earnings per share (non-GAAP)	$1.05	$1.48	$0.81	$1.21	$1.33	$2.53	$2.87
Return on average assets (non-GAAP)	0.73%	1.04%	0.57%	0.86%	0.95%	0.89%	1.03%
Return on average equity (non-GAAP)	10.27%	14.48%	8.69%	12.75%	13.97%	12.37%	15.43%

Category: Financial

Source: Chemung Financial Corp

For further information contact:
Dale M. McKim, III, EVP and CFO
dmckim@chemungcanal.com
Phone: 607-737-3714